Exhibit 19.1

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EFFECTIVE DATE: 26 Feb 2025

INSIDER TRADING POLICY

1.	PURPOSE

Aclaris Therapeutics, Inc. (together with its subsidiaries, the “Company”) has adopted this Insider Trading Policy (this “Policy”) to prevent “insider trading”. Simply stated, insider trading occurs when a person uses “material non-public information” (as defined in Section 3.2 below) to make decisions to trade a company’s securities or to communicate that information to others who then trade the company’s securities or the securities of another publicly traded company. Penalties for violating insider trading laws can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include fines and imprisonment, as well as disciplinary action by the Company. It is your obligation to understand and comply with this Policy and avoid improper trading or disclosure of material non-public information. Should you have any questions regarding this Policy, please contact the Company’s General Counsel.

2.	SCOPE

This Policy applies to all officers, directors and employees of the Company (collectively, “Covered Persons”). Please note that the blackout periods, pre-clearance procedures and other trading restrictions identified in this Policy not only apply to you as a Covered Person but also apply to transactions in Company Securities (as defined in Section 3.1.1 below) by your family members that reside in your household as well as other persons that reside in your household, and to transactions by any person or entity whose transactions in Company Securities are subject to your control or influence (such as family members that do not reside with you who consult with you before they trade in Company securities). It is your responsibility to ensure that any transaction in Company Securities by these persons and entities comply with this Policy.

3.	POLICY
3.1.	General Policy
3.1.1.

No Covered Person who is in possession of material non-public information concerning the Company may, either directly or indirectly, (i) purchase or sell securities of the Company, including common stock, options to purchase common stock, preferred stock, convertible debt and warrants, or any other type of securities that the Company has or may issue, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to any of the foregoing securities (collectively, “Company Securities”), or (ii) engage in any other action, including the transfer of Company Securities by gift or donation to a family member, trust or third party, to take advantage of such material non-public information.

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3.1.2.

Covered Persons may not, either directly or indirectly, purchase or sell any securities of any other public company when in possession of material non-public information concerning such other company that is obtained in connection with his or her employment or service to the Company.

3.1.3.

Covered Persons may not disclose, convey or “tip” any material non-public information concerning the Company or any other public company to any person by providing them with such information. Unlawful tipping includes (but is not limited to) passing on material non- public information to friends, family members or acquaintances to help the recipients of such information to make a profit or avoid a loss by trading in Company Securities or the securities of other public companies based on such information. Because even a casual remark recommending a purchase or sale of Company Securities could be misconstrued as being based upon material non-public information, you should exercise caution in making any such recommendation. However, Covered Persons may disclose material non-public information on a “need to know” basis to other officers, directors and employees of the Company and to persons involved in the business or affairs of the Company that have a need to know such information and who have entered into an agreement (or are otherwise bound) to maintain the confidentiality of such information. When sharing material non-public information with permitted individuals, such information should be confined to as small a group as possible.

3.1.4.	Any transactions by the Company in Company securities shall comply with applicable insider trading laws, rules and regulations.
3.2.	Definition of Material Non-Public Information
3.2.1.

Material Information. Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell Company Securities or the securities of another public company. Material information is not limited to historical facts but may also include projections and forecasts. Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. Determining whether information is material is not always straightforward; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. When doubt exists as to whether information would be considered “material,” the information should be presumed to be material. While it is not possible to identify in advance all information that will be deemed to be material, some examples of such information would include the following:

•	annual or quarterly financial statements;
•	earnings and other financial results and estimates;
•	changes to financial or operational guidance;
•	the status of the Company’s progress toward achieving significant Company goals;

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•	proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, joint ventures, partnerships, strategic alliances, collaborations or investment proposals;
•	information concerning preclinical studies and clinical trials and their results;
•	significant actions by regulatory agencies or significant communications to or from regulatory agencies;
•	new product launches or the introduction of new business strategies;
•	discovery and development of new drug candidates;
•	new major contracts, customers, distributors or suppliers, or the loss of any of the foregoing;
•	information concerning patents and other intellectual property rights;
•	litigation (pending or threatened);
•	significant expansion or curtailment of operations;
•	unusual borrowings;
•	public or private securities offerings;
•	changes in senior management or members of the Board of Directors;
•	listing on or delisting from a stock exchange;
•	stock splits or reverse stock splits, dividends or changes in dividend policy;
•	possible tender offers or proxy fights;
•	significant writeoffs;
•	impending bankruptcy;
•	significant changes or developments in supplies or inventory, including significant product defects, recalls or product returns;
•	significant manufacturing issues;
•	pricing changes or discount policies; and
•	similar information concerning a significant subsidiary, business unit or investment.
3.2.2.

Non-Public Information. Information that has not been widely disseminated to the public is generally considered to be “non-public information”. Information generally becomes available to the public when it has been disseminated in a manner designed to reach investors generally (such as by a press release or a filing with the Securities and Exchange Commission (“SEC”)) and investors have been given the opportunity to absorb the information fully. In general, information is considered to have been made available to the public at the beginning of the trading day after two full trading days have elapsed after the formal release of the information. For example, if an announcement of material information was made prior to the commencement of trading on Wednesday, then the information is considered to have been made available to the public by the commencement of trading on Friday.

3.2.2.1.

If you are unsure whether you are in possession of material non-public information, you should consult with the Clearing Officer (as defined in Section 3.4.1 below) prior to engaging in any transactions involving Company Securities or securities of a public company with whom the Company has a direct or indirect business relationship.

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3.3.	Blackout Periods
3.3.1.

Quarterly Blackout Periods. In order to avoid the appearance of trading on material non- public information concerning the Company’s financial results, Covered Persons (including their family members or other persons that reside in their household, and any person or entity whose transactions in Company Securities are subject to their control or influence) are prohibited from trading in Company Securities during the period beginning on the 23rd day of the last month of each fiscal quarter and ending on the beginning of the trading day after two full trading days have elapsed following public disclosure of the financial results for that quarter or the full year.

Quarter	Blackout Period Begins	Blackout Period Ends
1	March 23	The beginning of the trading day after two full trading days have elapsed after the Q1 financial results are publicly released (typically, early May)
2	June 23	The beginning of the trading day after two full trading days have elapsed after the Q2 financial results are publicly released (typically, early August)
3	September 23	The beginning of the trading day after two full trading days have elapsed after the Q3 financial results are publicly released (typically, early November)
4	December 23	The beginning of the trading day after two full trading days have elapsed after annual financial results are publicly released (typically, late February)

3.3.2.

Other Blackout Periods. In addition, from time to time, the Company may impose special blackout periods on Covered Persons if, in the judgment of the Chief Executive Officer, Chief Financial Officer or General Counsel, it is likely that such person or persons have become aware of significant corporate developments that have not yet been disclosed to the public, even when trading otherwise may be permitted. If certain Covered Persons become subject to a special blackout period, such persons (including their family members or other persons that reside in their household, and any person or entity whose transactions in Company Securities are subject to their control or influence) are prohibited from (i) trading in Company Securities and (ii) without the consent of the Company, disclosing to others the fact that they

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are subject to such special blackout period. These special blackout periods may vary in length and may or may not be broadly communicated to all employees. Unless otherwise specified, the Company will re-open trading at the beginning of the trading day after two full trading days have elapsed following the date of public disclosure of such significant corporate developments.

3.3.3.

Hardship Exception. A Covered Person who has an unexpected and urgent need to sell Company Securities in order to generate cash may, in appropriate circumstances, be permitted to sell Company Securities, including during a blackout period. Hardship exceptions may be granted only by the Clearing Officer and must be requested at least two business days in advance of the proposed trade. A hardship exception will not be granted if the Clearing Officer concludes that the Covered Person may be in possession of material non-public information.

3.4.	Pre-Clearance Procedures and Advance Notice of Transactions
3.4.1.

To help prevent inadvertent violations of securities laws and this Policy, all Covered Persons must obtain prior clearance from the General Counsel (or such person’s designee) (the “Clearing Officer”), before such Covered Person (including their family members or other persons that reside in their household, and any person or entity whose transactions in Company Securities are subject to their control or influence) makes any purchases or sales of Company Securities or transfers Company Securities by gift or donation regardless of whether a blackout period is then in effect. To obtain clearance for a transaction, submit via email the information contained in the Request for Pre-clearance as set forth on Annex A attached hereto at least two business days in advance of the proposed transaction. In evaluating each proposed transaction, the Clearing Officer will consult as necessary with counsel and senior management before clearing any proposed trade. Clearance of a transaction will be valid for ten business days, but may be shortened by the Company at its discretion. Even if a Covered Person has obtained pre-clearance for a trade, it is the Covered Person’s responsibility to ensure he or she is not aware of material non-public information at the time of effecting the trade.

3.4.2.

Covered Persons do not need to receive pre-clearance for trades pursuant to a 10b5-1 Trading Plan (as defined in Section 3.6.1 below) but are required to obtain pre-clearance for entering into, modifying or terminating a 10b5-1 Trading Plan by submitting via email the information contained in the Request for Pre-clearance as set forth on Annex A attached hereto at least two business days in advance of the proposed transaction.

3.4.3.	Officers, directors and all other employees who wish to purchase or sell Company Securities are strongly encouraged to do so pursuant to a 10b5-1 Trading Plan.
3.4.4.	Advance notice of an intent to exercise an outstanding stock option shall be given to the Clearing Officer at least two business days in advance.

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3.5.	Prohibited Transactions
3.5.1.

The Company considers it inappropriate for Covered Persons to engage short-term or speculative transactions in Company Securities. In addition to the other restrictions set forth in this Policy, Covered Persons (including their family members or other persons that reside in their household, and any person or entity whose transactions in Company Securities are subject to their control or influence) are strictly prohibited from engaging in the following transactions at any time:

•	trading in call or put options involving Company Securities and other derivative securities;
•	engaging in short sales of Company Securities;
•	holding Company Securities in a margin account or pledging Company Securities to secure margin or other loans;
•	all forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts; and
•	any other inherently speculative transaction with respect to Company Securities.
3.5.2.	If you are unsure whether a transaction is prohibited under this Policy, you should consult with the General Counsel prior to engaging in the transaction.
3.6.	Transactions Not Subject to the Policy
3.6.1.	The trading restrictions and pre-clearance procedures contained in this Policy do not apply to:
•

purchases or sales of Company Securities made pursuant to any binding contract, specific instruction or written plan (a “10b5-1 Trading Plan”) established in good faith and entered into outside of a blackout period and while the Covered Person was unaware of any material non-public information and which contract, instruction or plan (i) meets all of the requirements of the affirmative defense provided by Rule 10b5-1 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”), (ii) was pre-cleared in advance pursuant to Section 3.4.2 of this Policy, (iii) allows for the cancellation of a transaction and/or suspension of such 10b5-1 Trading Plan upon notice and request by the Company to the Covered Person if any proposed trade fails to comply with applicable laws (e.g., exceeding the number of shares that may be sold under Rule 144), and (iv) has not been amended or modified in any respect or terminated after such initial pre-clearance without such amendment, modification or termination being pre-cleared in advance pursuant to this Policy;

•	the purchase or sale of Company securities from or to the Company, as applicable (such as stock purchases pursuant to a Company employee stock purchase plan); or

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•

transactions between Covered Persons and the Company with respect to grants under its equity plans, including the exercise of stock options for cash, the vesting of restricted stock units (“RSUs”), or the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares to satisfy tax withholding upon the exercise of stock options or the vesting of RSUs.

3.6.2.

For purposes of clarity, restrictions contained in this Policy would apply to the “cashless exercise” of an option effected through a broker or “same day sale” of an option, which generally entail the sale of a portion of the underlying stock in the market to cover the costs of exercise or the resulting taxes. In addition, the subsequent sale of the stock acquired upon the exercise of a stock option is subject to the restrictions contained in this Policy.

3.7.	Compliance with Section 16 and Rule 144

Covered Persons who are directors or executive officers are responsible for compliance with Section 16 of the Exchange Act and Rule 144 of the Securities Act of 1933 in connection with their transactions in Company Securities. The requirements of this Policy do not supersede the required compliance with your obligations under Section 16 or Rule 144.

3.7.1.

Section 16 Reporting Obligations. Directors and executive officers should be aware that most transactions in Company Securities are subject to two business day reporting requirements under Section 16(a) of the Exchange Act. The Company’s policy is to assist directors and officers in completing and filing their individual Section 16 reports. It is important that the Company’s Compliance Coordinator (as defined in the Company’s Section 16 Compliance Program) receive prompt notice of reportable transactions, so that the Company can assist in filing the required reports on a timely basis.

3.7.2.

Section 16 Trading Restrictions. Under Section 16(b) of the Exchange Act, any profit realized by an officer, director or any stockholder owning more than 10% of a public company’s securities (“10% Holder”) on a “short-swing” transaction (i.e., a non-exempt purchase and sale, or non-exempt sale and purchase, of the Company’s equity securities within a period of less than six months) must be disgorged to the Company upon demand by the Company or a stockholder acting on the Company’s behalf.

Under Section 16(c) of the Exchange Act, officers, directors and 10% Holders are prohibited from effecting “short sales” of the Company’s equity securities. A “short sale” is one involving securities which the seller does not own at the time of sale, or, if owned, are not delivered within 20 days after the sale or deposited in the mail or other usual channels of transportation within five days after the sale.

3.7.3.	Rule 144. Directors and executive officers are required to file a Form 144 before making open market sales of Company Securities. This form is generally prepared and filed by your broker.

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3.8.	Post-Employment Transactions
3.8.1.

The trading restrictions of this Policy apply to all Covered Persons who are aware of material non-public information when they terminate employment or services. Such Covered Persons may not trade in Company Securities until that information has become public or is no longer material. The pre-clearance procedures and blackout periods set forth in this Policy will cease to apply to such Covered Person’s transactions in Company Securities upon the termination of such person’s employment or services.

3.8.2.

Directors and executive officers should continue to provide prompt notice to the Compliance Coordinator of any transactions in Company Securities that occur within six months of termination of service so that the Company can assist in filing any required Section 16 reports on a timely basis.

3.9.	Consequences of Violations
3.9.1.

Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as the laws of foreign jurisdictions. Punishment for insider trading violations is severe and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” within the organization if they fail to take reasonable steps to prevent insider trading by company personnel.

3.9.2.

In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law.

3.10.	Administration of the Policy
3.10.1.

The Company’s General Counsel (and in such person’s absence, an employee designated by the General Counsel), shall be responsible for administration of this Policy. All determinations and interpretations by the General Counsel (or such person’s designee) shall be final and not subject to further review.

3.10.2.	Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the General Counsel.
4.	RELATED DOCUMENTS
4.1.	Annex A – Request for Pre-clearance

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Annex A

Request for Pre-clearance

To:General Counsel

Name:	Title:

I hereby request clearance to execute the following transaction relating to the securities of Aclaris Therapeutics, Inc.

Type of Transaction:

☐	I wish to purchase shares of common stock. Number of shares of common stock to be purchased:

☐	I wish to sell shares of common stock. Number of shares of common stock to be sold:

☐	I wish to enter into a 10b5-1 Trading Plan

☐	Other:

If the request is for a transaction to be executed by a family member or other person that resides in my household, or a person or entity whose transactions in Company Securities that are subject to my control or influence:

Name of Person:	Relationship:

I hereby represent that I am not aware of any material non-public information concerning Aclaris Therapeutics, Inc. or its subsidiaries at the time of submitting this request and I agree that should I become aware of any material non-public information concerning Aclaris Therapeutics, Inc. or its subsidiaries prior to consummating the approved transaction, I will not consummate such transaction.

I understand that once approved, the authorization is valid from the date of approval until the end of the tenth business day from the date of the approval.

	Signature	Date

Approved by:

	General Counsel	Date

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